FOR IMMEDIATE RELEASE		February 22, 2019
Media Contact: Analyst Contacts:	Alan Bunnell (602) 250-3376 Stefanie Layton (602) 250-4541
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2018 FULL-YEAR AND FOURTH-QUARTER RESULTS

•	Full-year 2018 results benefit from strong operational performance and prior year’s collaborative rate agreement

•	An expanding Arizona economy and customer growth drive increase in retail revenue

PHOENIX - Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $511.0 million, or $4.54 per diluted share, for full-year 2018. This result compares with net income of $488.5 million, or $4.35 per share, in 2017.

“Strong operational performance and a robust Arizona economy helped us achieve solid 2018 results at the top of our earnings guidance,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “And, by operating efficiently and safely, our employees provided our 1.2 million customers with clean, reliable and affordable electricity.”

“Whether it’s operating Palo Verde Generating Station, the nation’s largest producer of clean-energy; quickly restoring electric service after a violent monsoon storm; or holding the line on operational costs,” Brandt said, “our employees’ commitment to our customers defines who we are as a company.”

As an example of the company’s commitment to keep rates affordable, APS was among the first energy companies in the nation to return the benefits of federal tax reform to customers. Disciplined operational cost management has enabled the company to limit price increases to less than the rate of inflation over the last 25 years. In fact, earlier this month, APS lowered monthly bills more than $3 on average for residential customers. Added to the $119 million in savings passed along to customers from federal tax reform, the average APS customer’s monthly bill is $9.59 less than it was on March 1, 2018.

Brandt cited several additional examples of the company’s 2018 achievements:

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For the seventh straight year, Pinnacle West increased its common dividend, raising it by 6.1 percent. In addition, Pinnacle West’s total shareholder value increased $341 million and total return to shareholders was 3.6 percent in 2018.

•
Palo Verde Generating Station achieved its 27th consecutive year as the nation’s largest power producer - generating 31.1 million megawatt-hours of carbon-free electricity. The plant achieved a 90 percent capacity factor and completed its spring planned refueling outage in 28 days and 13 hours - the shortest in plant history.

•
APS ranked fifth nationally for solar energy and is an industry leader in battery storage. Combining Palo Verde, solar and other renewables, and energy efficiency, APS serves its customers with an energy mix that is 50 percent clean.

•
And, for the benefit of customers in 2019, APS expanded its crisis bill support to customers in need by $1.5 million for a total of $2.75 million, $500,000 of which was designated for Arizonans affected by the federal government shutdown.

Looking forward, Brandt said the company will keep working in partnership with customers and policy makers “to support Arizona’s sustained growth and continue to advance a clean-energy vision.”

The 2018 full-year financial results comparison was positively impacted by the following major factors:

•
The company’s 2017 multi-party rate agreement, including new residential rate designs and seasonal rates, increased results by $0.73 per share. The agreement, which included APS’s first retail base rate increase in five years, took effect Aug. 19, 2017.

•	Higher transmission revenues improved results $0.18 per share compared to 2017.

•	Adoption of new accounting guidance and higher market returns for pension and other post-retirement benefits positively impacted results by $0.17 per share.

•
Greater retail sales revenue - excluding the effects of weather variations - increased earnings $0.16 per share due to customer growth of 1.7 percent and changes in customer usage patterns, partially offset by energy efficiency and distributed generation.

•	The net effect of miscellaneous items increased results $0.11 per share.

The above positive factors were offset in part by the following factors:

•
Operating expenses, including higher depreciation and amortization and increased taxes other than income taxes, reduced results by $0.52 per share compared with the prior-year, primarily due to increased plant in service.

•
Higher operations and maintenance expenses reduced results by $0.50 per share. The increased costs were largely the result of higher planned outage and operating costs, including at the Four Corners Power Plant to install added emission controls; higher corporate support expenses related to information technology and implementation of new customer systems; an increase in transmission, distribution and customer service costs at APS; and an increase in public outreach costs at the parent company primarily associated with the Proposition 127 ballot initiative. These costs were partially offset by a decrease in employee benefit costs and the absence of capital projects at the Navajo Generating Station, a coal power plant slated to close at year-end 2019.

•	The net effect of adjusted income taxes, including the benefits of federal corporate tax cuts, offset by non-deductible costs and other items, decreased earnings by $0.08 per share.

•	The effects of weather variations negatively impacted results by $0.06 per share compared to a year-ago.

For the quarter ended December 31, 2018, Pinnacle West reported higher consolidated net income attributable to common shareholders of $26.1 million, or $0.23 per diluted share. This result compares with net income of $21.6 million, or $0.19 per share, for the same period a year ago.

The 2018 fourth-quarter results comparison versus 2017 was positively impacted by higher retail sales revenue, including residential rate design and seasonal rates; recovery of lost revenue resulting from customer energy efficiency and distributed generation programs; adoption of new accounting guidance and higher market returns for pension and other post-retirement benefits; and lower operations and maintenance expenses. These factors were partially offset by income taxes, net of tax refunds, and the effects of weather.

Financial Outlook
The company reaffirmed its 2019 consolidated earnings will be within a range of $4.75 to $4.95 per diluted share, and expects to achieve a consolidated earned return on average common equity of more than 9.5 percent.

Key factors and assumptions underlying the 2019 outlook can be found in the year-end/fourth-quarter 2018 earnings presentation slides on the company’s website at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2018 year-end and fourth-quarter results, as well as recent developments, at 11 a.m. ET (9 a.m. Arizona time) today, February 22. The webcast can be accessed at pinnaclewest.com/presentations. To access the live conference call by telephone, dial (866) 682-6100 or (862) 298-0702 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Friday, March 1, 2019, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering passcode 41840.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of almost $18 billion, about 6,000 megawatts of generating capacity and 6,300 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume,” “project” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, seasonality, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•
new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory policy, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on and of debt and equity capital investment;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, including in real estate markets;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other post-retirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2018	2017	2018	2017

Operating Revenues	$ 756,376	$ 759,659	$ 3,691,247	$ 3,565,296

Operating Expenses
Fuel and purchased power	231,983	203,826	1,076,116	981,301
Operations and maintenance	256,120	271,212	1,036,744	949,107
Depreciation and amortization	146,122	146,840	582,354	534,118
Taxes other than income taxes	54,267	51,053	212,849	184,347
Other expenses	1,000	1,181	9,497	6,660
Total	689,492	674,112	2,917,560	2,655,533

Operating Income	66,884	85,547	773,687	909,763

Other Income (Deductions)
Allowance for equity funds used during construction	12,908	14,345	52,319	47,011
Pension and other postretirement non-service credits - net	12,477	5,063	49,791	24,664
Other income	7,355	1,951	24,896	4,006
Other expense	(5,903)	(9,044)	(17,966)	(21,539)
Total	26,837	12,315	109,040	54,142

Interest Expense
Interest charges	62,198	57,319	243,465	219,796
Allowance for borrowed funds used during construction	(6,221)	(6,734)	(25,180)	(22,112)
Total	55,977	50,585	218,285	197,684

Income Before Income Taxes	37,744	47,277	664,442	766,221

Income Taxes	6,795	20,775	133,902	258,272

Net Income	30,949	26,502	530,540	507,949

Less: Net income attributable to noncontrolling interests	4,873	4,873	19,493	19,493

Net Income Attributable To Common Shareholders	$ 26,076	$ 21,629	$ 511,047	$ 488,456

Weighted-Average Common Shares Outstanding - Basic	112,233	111,943	112,129	111,839

Weighted-Average Common Shares Outstanding - Diluted	112,700	112,472	112,550	112,367

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 0.23	$ 0.19	$ 4.56	$ 4.37
Net income attributable to common shareholders - diluted	$ 0.23	$ 0.19	$ 4.54	$ 4.35